EXHIBIT 10.g

MANAGEMENT AGREEMENT

Agreement made this 15th day of December 1985, by and between Claire Road Associates, a New Jersey limited partnership (the “Owner”), and K. Hovnanian Investment Properties, Inc., a New Jersey corporation (the “Manager”), each having an address of 10 Highway 35, P.O. Box 500, Red Bank, New Jersey 07701.

The parties agree as follows:

1.  Engagement.    Owner hereby engages Manager as the exclusive manager of the property commonly known as HOVPARK Mini Storage, East Brunswick, New Jersey which is described on Exhibit A attached (the “Property”). Manager accepts the engagement.

2.  Term.    The term of this agreement (the “Term”) shall commence upon the date of this Agreement and continue and remain in full force and effect until terminated by either party by giving the other party 30 days’ written notice thereof. Notwithstanding the foregoing, if the Manager fails to perform any of its obligations under this Agreement, unreasonably interferes with Owner’s business, fails to discharge any of Owner’s obligations under any use agreement with a user or for other good cause, Owner may terminate this Agreement if, after giving Manager notice of such failure, interference or other good cause, Manager fails to cure same within ten working days of receipt of such notice. Additionally, this Agreement shall terminate immediately if any action is taken or suffered by Manager under any insolvency or bankruptcy act, if a receiver is appointed to take possession of Manager’s assets, or if Manager makes an assignment for the benefit of creditors. Manager shall indemnify and hold Owner harmless from and against all claims, costs and other charges arising out of or in connection with any cause for termination described in the preceding two sentences.

3.  Manager’s Compensation.    In consideration of the performance of its management duties under this Agreement, Manager shall be entitled to receive and Owner shall pay to Manager a fee equal to three percent of the Gross Rents (as defined below) actually collected by Manager for Owner’s account during the term of this Agreement. Each month manager will submit an invoice to Owner itemizing Manager’s compensation due. The fee shall be payable on a monthly basis within 15 days after the end of each calendar month, based upon the Gross Rents collected during such calendar month. “Gross Rents” shall mean fixed rental payments actually collected from users of the Property, exclusive of (a) security deposits, advance user fees and amounts paid by reasons of the breach of any user agreement, license, concession or similar agreement (unless and until such deposits or payments shall have been applied to the payment of current or past-due fixed rent), (b) late fees and lock sales (c) reimbursable charges and expenses for extra services furnished to a tenant or occupant, whether or not any of the excluded payments are characterized as use fees or additional fees under the applicable use agreements or other agreements.

4.  Duties of Manager.    Manager shall, on behalf of and at the expense of Owner (except as otherwise provided in clause (a) below), perform any and all services required in connection with the operation of the Property, subject at all times to Owner’s general supervision and control. Without limiting the generality of the foregoing, Manager’s duties shall include the following:

(a)  On or before December 1 of each year during the Term, Manager shall submit to owner for its approval a proposed operating budget for the Property, setting forth all estimated receipts and disbursements relating to the Property for the ensuing calendar year. Upon executing this Agreement, Manager shall promptly prepare and submit to Owner for its approval a proposed operating budget for the balance of the current calendar year. For purposes of this Agreement, an operating budget shall be deemed an “Approved Budget” once it has been approved in writing by Owner. Except as otherwise provided in this Agreement, or except as approved in writing by Owner, Manager shall incur no expenses in connection with the Property in addition to or in excess of those provided for in the Approved Budget plus a ten percent variance factor. In the event that a submitted budget is rejected by Owner, Manager shall operate under the last Approved Budget on an item by item basis until a revised budget is approved in writing by Owner except in the case of the initial approved budget.

(b)  Manager shall advertise available space in the Property for use through customary media. (Yellow pages, local newspapers, etc.) Any major advertising campaign will be reviewed with Owner.

(c)  Manager shall use its best efforts to rent space now or hereafter becoming vacant to desirable users on terms and conditions satisfactory to Owner.

(d)  Manager shall collect all use fees and other income payable with respect to the Property and notify Owner on a monthly basis all occupancies, vacancies and delinquencies.

(e)  Manager shall perform Owner’s obligations under any and all use agreements for space at the Property and take necessary and appropriate action upon complaints and requests of users.

(f)  Manager shall provide recommendations to Owner with respect to Property alterations.

(g)  Manager shall, when necessary, institute legal actions, public sales or other necessary proceedings for the collection of delinquent use fees and other income from the Property, provided Manager shall employ counsel only as directed by Owner.

(h)  Manager shall make or cause to be made all necessary repairs to the Property, purchase all necessary supplies and materials, and do all other things necessary to maintain the Property in a clean, safe and orderly condition and to ensure compliance with all federal, state and local statutes, ordinances, rules and regulations applicable to the operation of the Property. Manager shall immediately notify Owner of any violations of any such statutes, ordinances, rules and regulations and of any damage or destruction to any of the Property. Unless otherwise specifically provided for in the Approved Budget for the then current year, Manager shall not expend more than $2,500.00 for any single repair or purchase without prior written authorization by Owner, except in the case of emergency, in which case Manager shall promptly notify Owner of the repair or purchase made to meet the emergency. Manager shall use its best efforts to make all repairs and to obtain all materials, supplies and services at the lowest available cost, yet consistent with Owner’s standard for the Property. Manager shall remit to Owner any rebate, commission or discount allowed in connection with foregoing.

(i)  Manager shall contract for electricity, gas, water, telephone, window and such other utilities and services as shall be necessary and advisable for the proper operation of the Property.

(j)  Manager shall perform all other services necessary for the care, protection, maintenance and operation of the Property and the prevention of waste, damage or injury to the Property.

(k)  Manager or its agent shall hire, discharge and supervise all persons employed to carry cut Manager’s duties under this Agreement. Manager agrees to use reasonable care in the selection of such employees and not to pay salaries or benefits to employees in excess of those specified in the Approved Budget for each category of employee, without Owner’s prior written consent. Upon owner’s request, Manager shall obtain fidelity bonds for such employees from reputable bonding companies in amounts satisfactory to Owner. It is expressly understood and agreed that all employees shall be employees of Manager, as an independent contractor, and not employees of Owner.

(l)  Manager or its agent shall prepare and file all forms for unemployment insurance, withholding taxes, social security taxes, workmen’s compensation and other forms required by federal, state or municipal authorities in connection with employees employed in the operation of the Property.

(m)  Manager shall establish and maintain complete and orderly files containing correspondence, rent records, payroll records, insurance policies, leases, receipts, unpaid bills, vouchers and all other documents and papers pertaining to the Property and the management and operation thereof, all of which shall be and remain the property of the Owner and shall be available to Owner and its representatives for inspection at any time during regular business hours.

(n)  Manager shall establish and maintain accurate and complete books of account with proper entries of all receipts, income and disbursements pertaining to the Property in accordance with generally accepted accounting principles, consistently applied. Such books of account shall be and remain the property of Owner and shall be available to Owner and its representatives for inspection at any time during regular business hours.

(o)  Manager shall review all bills and statements received for services, work, supplies and other expenditures incurred by or on behalf of Owner in connection with the maintenance, operation and ownership of the Property and to pay or cause to be paid in a timely fashion all expenses specified in the Approved Budget and all other expenses approved by owner.

(p)  Manager shall review periodically all hazard, liability and other insurance carried for the benefit of Owner in connection with the Property and maintain in force and effect such insurance coverage as Manager reasonably deems necessary to protect Owner’s interests, but not less than the coverage and limits of liability specified in the Approved Budget.

(q)  Manager shall cooperate and coordinate its activities with all other persons performing work on the Property for owner and shall furnish advice and recommendations to miner regarding changes and improvements considered desirable and necessary by Manager to improve and further develop the Property. At Owner’s request, Manager shall supervise and coordinate any construction in connection with remodeling of existing space. Manager will supervise and coordinate construction at cost plus 15%.

(r)  Manager shall advise owner immediately of the service upon Manager of any summons, subpoena or other similar legal document, including, without limitation, any notices, letters or other communications setting forth or claiming any actual or alleged potential liability of Owner or the Property, or of the receipt by Manager of any notice, demand, request or other communication from any user of the Property or any mortgagee, deed of trust beneficiary, ground lessor or insurer.

(s)  Manager shall prepare and furnish financial reports and statements in accordance with the provisions of Paragraph 9 below.

5.  Operating Reserve Account.    The operating reserve account and monies necessary to meet the shortfall for start-up costs of $450,000.00 shall be used for any shortfall of expenses inclusive of debt service. These monies will be available until operating income sufficiently covers all expenses inclusive of debt service. At that point, if there is still a positive balance in the reserve account, these monies shall be due to the Manager as an incentive fee. If this reserve does not adequately meet said shortfall, the monies necessary to meet the shortfall will be provided for by the Manager.

6.  Receipts by Manager.    All monies received by Manager for or on behalf of Owner shall be and remain the property of Owner and shall not be commingled with Manager’s own funds or funds held on account for other parties. Manager shall promptly deposit all such monies in a bank account designated by Owner over which Manager shall have no right or power by way of withdrawal, set off, claim or otherwise.

7.  Disbursements by Manager.    Subject to the limitations contained in clause (a) and (h) of Section 4 above, Manager shall make all necessary disbursements for expenses incurred by it pursuant to any of the provisions of this Agreement. Accordingly, Owner shall establish and maintain a bank account (the “Expense Account”) which shall be funded from time to time by owner with amounts necessary to pay expenses of the Properties on a timely basis. Manager shall provide Owner with adequate notice of the amounts required in the Expense Account. Owner shall reimburse Manager promptly for any disbursements which Manager may elect to advance for the account of Owner which are made in accordance in the terms of this Agreement.

10.  Indemnities.    Owner shall indemnify and hold Manager harmless from and against all claims, damages, costs and other charges (including reasonable attorneys fees and court costs) arising out of or in connection with the management and operation of the Property, except for acts of Manager which are outside the scope of this Agreement or are acts or omissions in violation of this Agreement or law or amount to gross negligence or acts of willful or reckless misconduct (collectively “Unauthorized Acts”). Manager shall indemnify and hold Owner harmless from and against any and all claims, damages, costs (including reasonable attorney’s fees and court costs)

and other charges arising out of or in connection with Unauthorized Acts. The indemnities set forth above shall not apply to any claim with respect to which the indemnified party is covered by insurance, provided that this exclusion does not invalidate the indemnified party’s insurance coverage. Each party shall endeavor to procure from its insurers waivers of subrogation with respect to claims against the other party under policies in which the other party is not a named insured, and shall promptly notify the other party in the event that any such waiver is unobtainable or is obtainable only upon payment of an additional premium. If such waiver is obtainable only upon payment of an additional premium, the other party shall have the right to pay such additional premium.

11.  Liability Insurance.    Owner shall at all times during the term of this Agreement carry public liability insurance. Such insurance may be procured under an umbrella policy. The limits of liability under the public liability insurance shall be no less than $1,000,000 for each occurrence. Owner shall name the Manager as an insured under the public liability insurance policy.

12.  Termination.    Upon termination of this Agreement for any reason whatsoever, Manager shall:

(a)  immediately deliver to Owner any balance or monies of Owner or tenants, security deposits, or both, held by Manager with respect to the Property;

(b)  immediately deliver to Owner all records, contracts, leases, receipts for deposits, unpaid bills and any other papers or documents which pertain to the Property; and

(c)  within 30 days following the termination of this Agreement, deliver to Owner a final accounting, reflecting the balance of the income and expenses for the Property as of the date of termination, including, but not limited to a statement as described in clause (c) of Section 9 above for the portion of the calendar year elapsed through the termination.

13.  Notices.    All notices referred to in this Agreement shall be deemed properly given if in writing and sent by United States registered mail, return receipt requested, to the Owner or Manager, at the addresses set forth above or such other address as either party may from time to time designate by written notice.

14.  Entire Agreement.    This Agreement contains the entire understanding of the parties and it may not be changed or modified other than by written instrument signed by authorized officers of both parties to this Agreement.

15.  Assignment.     This Agreement may not be assigned in whole or part by Manager and any attempted assignment by Manager shall at Owner’s election terminate this Agreement without any liability for further payment under this Agreement.

16.  Recordings.    This Agreement may not be recorded by either party, any such attempted recording shall constitute a material breach of and default under this Agreement.

17.  Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns.

Owner and Manager have duly executed this Agreement.

Claire Road Associates, A New Jersey Limited Partnership

By:	/s/ Ara K. Hovnanian Ara K. Hovnanian, General Partner

K. Hovnanian Investment Properties, Inc.

By:	/s/ Edward Krisinski, Jr. Edward Krisinski, Jr. Vice President — Construction